Exhibit 99.1


       KAMAN REPORTS FOURTH QUARTER, YEAR 2003 RESULTS


BLOOMFIELD, Connecticut (February 11, 2004) - Kaman Corp.
(NASDAQ:KAMNA) today reported financial results for its fourth quarter and year ended December 31, 2003.

Net earnings for the fourth quarter were $1.0 million, or $0.04 per share diluted, compared to $5.9 million or $0.26 per share diluted the previous year. Net sales for the fourth quarter were $238.9 million compared to $230.3 million in the 2002 quarter.

For the full year the company reported net earnings of $19.4 million, or $0.86 per share diluted, including an after-tax gain of $10.6 million ($0.48 per share) from the sale of its Electromagnetics Development Center (EDC) in January 2003, compared to a net loss per share of $33.6 million, or $1.50 net loss per share diluted in 2002.

Results for the year 2002 include pre-tax charges of $86.0 million, or $2.50 loss per share diluted, taken in the second quarter to cover the write down of K-MAX helicopter assets, principally inventories; for cost growth associated with the Australian SH-2G(A) helicopter program; and to phase out operations at the company's Moosup, Conn. plant. The 2002 results also include a pre-tax gain of $1.9 million from the sale of the company's microwave products line.

Net sales for the full year were $894.5 million in 2003, compared to $880.8 million in 2002.

Paul R. Kuhn, chairman, president and chief executive officer, said, "During the year, Kaman continued its divestiture of non-core businesses, improved the competitive capability of core businesses, and made strategic acquisitions.

"Following three years of poor economic performance in the U.S. economy, Kaman began to see early signs of recovery in the national industrial markets served by the company's Industrial Distribution segment. Toward the end of 2003, incoming requests for proposals and order activity began to increase, an encouraging sign. During the year, the company continued to execute its strategy for the Industrial Distribution segment, expanding geographic coverage in major industrial markets in order to increase the company's ability to compete for regional and national accounts. Three additional markets were entered either by acquisition or branch openings in 2003, and important national account wins were achieved during the year.


                              Page 1
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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


"The Music segment, strongly influenced by consumer spending trends, had a good Christmas season. Results for the year showed solid gains, driven by the successful integration of Latin Percussion, a significant acquisition made in the fourth quarter of 2002. That acquisition, part of Kaman's strategy to build on the company's strong brand identity while adding new market-leading names to the company's offering of proprietary products was immediately accretive.

"While certain parts of the Aerospace segment, such as Kamatics, performed well for the year, we are probably still at least a year away from any meaningful recovery in the commercial aircraft subcontracting market, and the segment as a whole continues to face challenges. During the year, the previously announced move of our major aerospace production facility from Connecticut to expanded facilities in Florida was accomplished. These facilities should serve the company well once the various business issues discussed in this release are behind us. The Aerospace segment was the principal negative factor in Kaman's operating results for 2003."




























                              Page 2
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February 11, 2004


A summary of segment information follows.

                     Segment Information
                        (In millions)


<s>                          <c>        <c>        <c>         <c
                             For the Three Months  For the Twelve Months
                              Ended December 31,     Ended December 31,
                             --------------------  ---------------------

                                2003       2002        2003       2002
------------------------------------------------------------------------
Net sales:

  Aerospace                  $  63.8    $  74.7    $  251.2    $ 275.9
  Industrial Distribution      133.2      118.4       497.9      477.2
  Music                         41.9       37.2       145.4      127.7
------------------------------------------------------------------------

                             $ 238.9    $ 230.3    $  894.5    $ 880.8
========================================================================
Operating profit (loss):

  Aerospace                  $  (0.6)   $   6.5    $   14.8    $  (55.2)
  Industrial Distribution        3.7        3.3        12.7        12.3
  Music                          3.5        2.8         9.5         7.2
-------------------------------------------------------------------------

                                 6.6       12.6        37.0       (35.7)

  Interest, corporate and
    other expense, net (1)      (5.0)      (4.2)      (23.4)      (17.5)

  Gain/(loss) on sale of product
    lines and other assets, net    -         0.5       18.2         2.3
-------------------------------------------------------------------------
  Earnings (loss)
    before income taxes:     $   1.6     $   8.9     $ 31.8      $(50.9)
=========================================================================

(1) "Interest, corporate and other expense, net" increased for the three months ended December 31, 2003 from the previous year's fourth quarter, the largest element of which is fringe benefit expenses. The increase for the twelve months ended December 31, 2003 is primarily due to a reduction in group insurance liabilities in 2002 that did not recur in 2003, and growth in stock appreciation rights expense, pension, general insurance and interest expenses.

</table>                       Page 3

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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004

REPORT BY SEGMENT
-----------------

Aerospace Segment
-----------------

The Aerospace segment had a fourth quarter operating loss of $0.6 million, compared to an operating profit of $6.5 million a year ago. Results for the fourth quarter of 2003 include the effect of $1.4 million in ongoing relocation and re-certification costs related to the Moosup plant closure and $1.0 million in idle facilities and related costs. Segment sales for the quarter were $63.8 million, compared to $74.7 million a year ago. The 2002 fourth quarter sales included $4.2 million from EDC, which was divested in 2003.

For the full year the segment had an operating profit of $14.8 million, compared to an operating loss of $55.2 million in 2002 as a result of the $86.0 million of pre-tax charges. Results for 2003 include the effect of $3.6 million in ongoing relocation and re-certification costs related to the Moosup plant closing and $1.4 million in idle facilities and related costs. Sales for 2003 were $251.2 million, compared to $275.9 million the previous year, which included $16.2 million from the two divested businesses. The Australian program adjustment reduced segment sales in 2002 by $6.5 million.

The segment serves the commercial aerospace and domestic and foreign defense markets with a variety of products including subcontracted commercial and military aerostructures, specialized bearings, advanced technology products for specialized applications, including missile and bomb-fuzing devices, and the SH-2G Super Seasprite naval helicopter and K-MAX medium-to-heavy lift helicopter.

Segment results for the quarter and full year continued to be adversely affected by several factors principally at the Kaman Aerospace subsidiary, including costs associated with the transition of manufacturing from the Moosup plant to the Jacksonville, Fla. facility and the current weak market for commercial airliners which has caused order stretch-outs and a lower volume of deliveries than anticipated for certain Boeing programs. These conditions, combined with the absence of new helicopter orders and the stop work mode for the MD Helicopters, Inc. (MDHI) subcontract program, have resulted in lower sales, which in turn has resulted in overhead and general and administrative expenditures being absorbed at higher rates by active aerospace programs. This has led to generally lower

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February 11, 2004

profitability or losses for these programs. Kaman Aerospace continues to evaluate its cost structure including its manpower requirements, and is taking actions, as appropriate, to help bring its cost structure in line with the business base.


Aircraft Structures and Components

Fourth quarter aircraft structures and components sales were $30.4 million, compared with $32.7 million in the period a year ago.
This business contributed approximately 48 percent of the Aerospace segment's sales in the fourth quarter, compared to approximately 44 percent a year ago.

Aerostructure subcontract work involves commercial and military aircraft programs. Current programs include production of aircraft subassemblies and other parts for virtually all Boeing commercial airliners and the C-17 military transport. This has become a core business area for the company and a focal point for future growth. The low current and projected build rates for commercial airliners affect this business directly, and the market has become increasingly competitive and difficult on an industry-wide basis. The transfer of operations from its Moosup plant to Jacksonville was specifically undertaken to provide a lower cost base from which to compete. However, the transition has generated additional costs associated with the phase-out of Moosup, production man-hour performance in Jacksonville, which has not yet achieved the levels that had existed on an overall basis in Moosup, and the normal FAA and customer requirements to requalify manufacturing and quality processes in Jacksonville. These factors have resulted in lower profitability or losses in certain aerostructures programs. While these costs continue to be an issue going into 2004, the opportunity to operate at lower cost in Jacksonville remains evident and is an expectation for the future. The Jacksonville facility is ready to accept additional business, although that may take time to develop in the present environment.

Helicopter subcontract work involves commercial and military programs. The company's helicopter subcontracting group provides fuselages for the MD Helicopters 500 and 600 series helicopters and composite rotor blades for the MD Explorer helicopter. Total orders received from MDHI have run at significantly lower rates than originally anticipated due to lower than expected demand. The company's investment in these contracts consists of $4.4 million in billed receivables and $16.4 million in recoverable costs not billed (including start-up costs and other program expenditures) as of December 31, 2003. The company received payments in 2003 totaling $4.4 million. The recoverability of

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February 11, 2004


unbilled costs will depend to a significant extent upon MDHI's future requirements. The company has stopped production on these programs while working closely with the customer to resolve overall payment issues and establish conditions under which production could be resumed, including the timing thereof. Based on their projected future requirements and inventory on hand at MDHI and Kaman, this could be as early as the second half of 2004. Although the outcome is not certain, the company understands that MDHI management is pursuing strategies to improve its current financial and operational circumstances.

Sales and operating profits for the company's Kamatics specialty bearing business were higher for the year, with military and commercial aftermarket sales helping to offset continued softness in commercial and regional aircraft manufacturing. Kamatics products are in wide use in commercial airliners operated by the major and regional airlines, and increasingly in military programs.

Advanced Technology Products

Sales of the company's advanced technology products in the fourth quarter were $15.0 million, compared to $15.3 million a year ago.
The business accounted for approximately 23 percent of Aerospace segment sales, compared to 20 percent a year ago.

The company manufactures products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems. The company's Kaman Dayron operation, acquired in 2002, manufactures fuzes for a variety of munitions programs, and has the contract to develop a fuze for the U. S. Air Force and Navy Joint Programmable Fuze
(JPF) program. Securing the JPF program was the principal motivation for making the Dayron acquisition, as the program is expected to generate substantial business for the company once final qualification has been achieved and future production orders have been received. Test results received early in 2003 necessitated additional qualification work, which has delayed production unit sales and increased program costs. However, the element of qualification testing conducted by Kaman as the contractor resumed and was completed in the fourth quarter of 2003. The customer has now resumed its portion of the qualification testing at Eglin Air Force Base, with positive early results. Completion of qualification testing is expected in March 2004.

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February 11, 2004


Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $18.4 million in the 2003 fourth quarter, compared to $26.7 million in the period last year. This represented approximately 29 percent of segment sales for the quarter, compared to approximately 36 percent a year ago.

Production of the eleven SH-2G(A) aircraft for the Australia program is essentially complete. As previously reported, the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and progress is continuing on this element of the program. In September 2003 the Royal Australian Navy (RAN) began the process of provisional acceptance of these aircraft after receiving a decision to proceed from the Australian government. The company expects to be able to deliver the full capability of the ITAS weapons system software in late 2004 with a final acceptance anticipated in 2005. While the company believes its reserves are sufficient to cover estimated costs to complete the program, final development of the software and its integration are yet to come, and these are complex tasks.

The company is marketing its existing K-MAX aircraft inventory, which was written down to an estimated fair market value in 2002, using sales and short-term leasing programs. During 2003, two K-MAX helicopters were leased and two others were converted from leases to sales.

Industrial Distribution Segment
-------------------------------

Fourth quarter operating profits for the Industrial Distribution segment were $3.7 million, compared to $3.3 million in the 2002 period. Sales were $133.2 million in the fourth quarter, including $6.5 million from the acquisition of Industrial
Supplies, Inc. (ISI) in the fourth quarter of 2003, compared to $118.4 million in the period last year.

Segment operating profits for the full year were $12.7 million, compared to $12.3 million the previous year. Sales in 2003 were $497.9 million, including $6.5 million from the ISI acquisition, compared to $477.2 million in 2002.

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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


The segment continued to perform in line with national economic circumstances, while benefiting from some new business wins and the effect of acquisitions completed over the past several years. Control of costs and focus on working capital investment also helped performance. In addition, the industry's practice of offering supplier incentives continues to be an important contributor to the company's operating profits.

Kaman is the third largest U.S. industrial distributor servicing the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets in the United States. Kaman offers more than 1.5 million items, as well as value-added services to a base of more than 50,000 customers spanning nearly every sector of U.S. industry, from its geographically broad-based footprint of nearly 200 branches and regional distribution centers in the U.S., Canada and Mexico.
With the addition of the Birmingham, Dallas, and Richmond markets in 2003, the company now covers 70 of the top 100 industrial markets in the U.S.

This segment is directly affected by national macroeconomic variables such as the percentage of plant capacity utilization within the U.S. industrial base, and the business tends to track the U.S. Industrial Production Index with a short lag. Success in the market requires a combination of competitive pricing and value-added services that save the customer money while helping them become more efficient and productive. Over the past several years, large companies have increasingly centralized their purchasing, focusing on suppliers that can service all of their plant locations across a wide geographic area. To meet these requirements, Kaman has expanded its geographic presence through selective opening of new branches, and acquisitions in key markets of the upper Midwest, the South, and Mexico. The acquisition of ISI of Birmingham, Ala. in October 2003, is an example of this strategy. ISI distributes a wide variety of bearing, conveyor, electrical, fluid power and power transmission components used by manufacturing, mining, steel, lumber, pulp and paper, food and other industries. In addition to its Birmingham facilities, ISI has branches in Montgomery, Decatur and Muscle Shoals, Alabama, and in Pensacola, Florida. Additionally, Kaman has added a number of new national accounts, including agreements with Campbell Soup, GAF and Phelps Dodge.

Kuhn said, "Although industrial production levels still remain far from where they were a few years ago, we are encouraged by recent signs of improvement in national industrial markets. Sustained growth in the industrial production index would bode well for this

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February 11, 2004


segment as our performance typically reflects what is happening in the market. This remains a highly competitive business and we plan to continue to maintain cost controls and `lean thinking' practices that render cost-saving benefits to the company and its customers."

Music Segment
-------------

Music segment operating profits for the 2003 fourth quarter were $3.5 million, compared to $2.8 million in the period a year ago.
Sales for the quarter were $41.9 million, compared to $37.2 million last year.

Operating profits for the year 2003 were $9.5 million, compared to $7.2 million a year ago. Sales for the year 2003 were $145.4 million, including $18.6 million from Latin Percussion which was acquired in October 2002, compared to $127.7 million the previous year, which included $3.7 million from Latin Percussion.

The segment is America's largest independent distributor of musical instruments and accessories, involved in some combination of designing, manufacturing, marketing and distributing more than 15,000 products from five facilities in the U.S. and Canada to retailers of all sizes for musicians of all skill levels. Kaman's array of instruments includes premier and proprietary products, such as the company's Ovation (registered trademark) and Hamer (registered trademark) guitars, and Takamine (registered trademark) guitars under its exclusive distribution agreement. To build on its market leadership position, Kaman has significantly extended its line of percussion products and accessories over the past two years, augmenting its CB, Toca (registered trademark) and Gibraltar (registered trademark) lines with the addition of an exclusive distribution agreement with Gretsch (registered trademark) drums in 2001 and the acquisition of Latin Percussion, Inc., the world leader in hand percussion instruments. In September 2003 the company acquired Genz Benz Enclosures, Inc., a small manufacturer of amplification and sound reinforcement equipment. Genz Benz had been working closely with Kaman Music for several years through an exclusive distribution agreement, and while the acquisition will not add immediate incremental sales, it does assure Kaman long-term control of this product line.

Kuhn said, "The economy began to firm up late in the year for this segment, producing a good Christmas season for our products, particularly at the large national stores. Latin Percussion, which marked its first full year as a Kaman company, produced

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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


solid results for the year and quarter, and we continue to look for opportunities to add exclusive premier brand product lines that build on the company's leadership position in the market. Kaman Music continues to build on the success of its KMConline e-commerce program that provides participating retailers an easy and efficient way to place orders directly with us, and we expect the popularity of this program will grow as a defining competitive advantage for Kaman."


CONCLUDING REMARK
-----------------

Kuhn said, "We are encouraged by what appears to be a rebounding economy, particularly in the industrial and consumer retailing sectors where our Industrial Distribution and Music segments stand to benefit. We still have a number of difficult issues to work through at Kaman Aerospace, and the turnaround in commercial aircraft production is still some time off. However, we are making progress in many areas and I believe the attention we continue to give to reducing costs and improving the efficiency of our operations will in due time make us a stronger, more competitive company. We will also continue to use our available capital judiciously for strategic acquisitions in each of our business segments."

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music markets.


Forward-Looking Statements
--------------------------
This release contains forward-looking information relating to the company's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, SH-2G and K-MAX helicopter programs, the industrial and music distribution businesses, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the company intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly industrial production and commercial aviation, and

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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


global economic conditions; 5) satisfactory completion of the Australian SH-2G(A) program, including successful completion and integration of the full ITAS software; 6) recovery of the company's investment in the MD Helicopters, Inc. contracts; 7) actual costs for recertifying products and processes in connection with start-up of the expanded Jacksonville facility; 8) JPF program final qualification test results and receipt of production orders; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses; 10) successful sale or lease of existing K-MAX inventory;
11) the condition of consumer markets for musical instruments;12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; and 15) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors.
Any forward-looking information should be considered with these factors in mind.

                               ###


Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

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"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


                   KAMAN CORPORATION AND SUBSIDIARIES
             Condensed Consolidated Summaries of Operations
                 (In thousands except per share amounts)


<table>                For the Three Months   For the Twelve Months
                        Ended December 31,     Ended December 31,
                       --------------------   ---------------------
                        2003       2002        2003       2002
-------------------------------------------------------------------

Net Sales              $ 238,854  $ 230,276   $ 894,499  $ 880,776

Costs and expenses:
  Cost of sales (1)      185,535    170,799     670,150    723,243
  Selling, general and ad-
    ministrative expense  51,058     49,772     207,857    199,453
  Restructuring costs (2)    ---        ---         ---      8,290
  Other operating (
    income)/expense, net    (341)      (294)     (1,448)    (1,302)
  Interest expense, net      750        906       3,008      2,486
  (Gain)/loss on sale
    of product lines and
    other assets, net        (20)      (447)    (18,163)    (2,299)
  Other expense, net         230        688       1,265      1,831
--------------------------------------------------------------------
                         237,212    221,424     862,669    931,702
--------------------------------------------------------------------
Earnings (loss) before
  income taxes             1,642      8,852      31,830    (50,926)
Income tax expense/(benefit) 675      3,000      12,425    (17,325)
--------------------------------------------------------------------
Net earnings (loss)    $     967  $   5,852   $  19,405  $ (33,601)
====================================================================
Net earnings (loss) per share:
  Basic                $     .04  $     .26   $     .86   $  (1.50)
  Diluted (3)          $     .04  $     .26   $     .86   $  (1.50)
====================================================================
Average shares outstanding:
  Basic                   22,616     22,449      22,561     22,408
  Diluted (4)             23,621     23,475      23,542     22,408
====================================================================
Dividends declared per share .11        .11         .44        .44
====================================================================

(1) Cost of sales for the twelve months ended December 31, 2002 includes the write-off of K-MAX assets of $50,000 and Moosup facility assets of

                               Page 12
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Page 13 of 16
"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


$2,679 both of which are associated with the charge taken in the Aerospace segment.

(2) Restructuring costs for the twelve months ended December 31, 2002 relate to the closure of the Moosup facility in 2003 and are associated with the charge taken in the Aerospace segment.

(3) The calculated diluted per share amounts for the three months ended December 31, 2003 and the twelve months ended December 31, 2002 are anti-dilutive, therefore, amounts shown are equal to the basic per share calculation.

(4) Additional potentially diluted average shares outstanding of 1,145 for the twelve months ended December 31, 2002 have been excluded from the average diluted shares outstanding due to the loss from operations in that year.



                              - more -


























                               Page 13
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February 11, 2004



                       KAMAN CORPORATION AND SUBSIDIARIES
                     Condensed Consolidated Balance Sheets
                                (In thousands)

                              December 31, 2003  December 31, 2002
------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents       $     7,130        $      5,571
  Accounts receivable, net            193,243             195,857
  Inventories                         178,952             164,715
  Income taxes receivable               1,043               5,192
  Deferred income taxes                26,026              28,450
  Other current assets                 12,457              14,460
------------------------------------------------------------------
       Total current assets           418,851             414,245
------------------------------------------------------------------
Property, plant and equipment, net     51,049              61,635
Goodwill and other intangible
   assets, net                         53,347              50,994
Other assets                            5,064               8,666
------------------------------------------------------------------
                                  $   528,311        $    535,540
==================================================================
Liabilities and shareholders' equity
Current liabilities:
  Notes payable                   $     7,673        $     10,307
  Accounts payable                     59,600              46,664
  Accrued contract losses              23,611              26,674
  Accrued restructuring cost            6,109               7,594
  Other accrued liabilities            26,123              23,583
  Advances on contracts                19,693              22,318
           Other current liabilities   17,746              19,954
------------------------------------------------------------------
       Total current liabilities      160,555             157,094
------------------------------------------------------------------
Long-term debt, excluding
  current portion                      36,624              60,132
Other long-term liabilities            27,949              26,367
Shareholders' equity                  303,183             291,947
------------------------------------------------------------------
                                  $   528,311        $    535,540
==================================================================
</table>                       - more -

                               Page 14
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February 11, 2004


                      KAMAN CORPORATION AND SUBSIDIARIES
             Condensed Consolidated Statements of Cash Flows
(In thousands)

                                              For the Twelve Months
                                               Ended December 31,
--------------------------------------------------------------------
                                                2003         2002
                                                ----         ----
Cash flows from operating activities:
    Net earnings (loss)                       $ 19,405    $ (33,601)
    Depreciation and amortization               10,019       11,620
    Gain on sale of product lines
       and other assets, net                   (18,163)      (2,299)
    Restructuring costs                            ---        8,290
    Non-cash write-down of assets                  ---       52,679
    Deferred income taxes                        5,994      (16,715)
    Other, net                                   2,376        3,403
    Changes in current assets and
      liabilities, excluding effects
      of acquisitions/divestitures:
        Accounts receivable                       3,231      (4,625)
        Inventory                                (9,806)    (12,751)
        Income taxes receivable                   4,149      (4,888)
        Accounts payable - trade                 10,106      (8,813)
        Accrued contract losses                  (3,063)     26,674
        Accrued restructuring costs              (1,485)       (696)
        Advances on contracts                    (1,846)     (9,286)
        Changes in other current assets
          and liabilities                         5,726     (20,161)
---------------------------------------------------------------------
            Cash provided by (used in)
              operating activities               26,643     (11,169)
---------------------------------------------------------------------
Cash flows from investing activities:
    Proceeds from sale of product
      lines and other assets                     28,339       8,034
    Expenditures for property,
      plant & equipment                          (9,069)     (7,601)
    Acquisition of businesses,
      less cash acquired                         (7,748)    (51,227)
    Other, net                                   (1,599)      1,854
---------------------------------------------------------------------
            Cash provided by
              (used in) investing activities      9,923     (48,940)
---------------------------------------------------------------------

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Page 16 of 16
"Kaman Reports Fourth Quarter, Year 2003 Results"
February 11, 2004


                                              For the Twelve Months
                                               Ended December 31,
---------------------------------------------------------------------
                                                2003         2002
                                                ----         ----

Cash flows from financing activities:
    Changes to notes payable                  $  (2,664)  $   5,985
    Additions / (reductions) to
      long-term debt                            (23,508)     36,906
    Proceeds from exercise of
      employee stock plans                        1,287       1,485
    Purchase of treasury stock                     (205)       (412)
    Dividends paid                               (9,917)     (9,850)
    Other                                           ---         732
---------------------------------------------------------------------
            Cash provided by (used in)
            financing activities                (35,007)     34,846
---------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                            1,559     (25,263)

Cash and cash equivalents
  at beginning of period                          5,571      30,834
---------------------------------------------------------------------
Cash and cash equivalents at end of period    $   7,130   $   5,571
=====================================================================
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